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                                                                     EXHIBIT 5.1


                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                                               December 22, 1999

JDS Uniphase Corporation
163 Baypointe Parkway
San Jose, California 95134

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4, including the proxy statement-prospectus forming a part thereof, filed by you with the Securities and Exchange Commission on December 8, 1999 and subsequently to be amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 28,688,144 shares of your common stock, $.001 par value par share (the "Stock"). The Stock will be issued to the former stockholders of Optical Coating Laboratory, Inc. ("OCLI"), a Delaware corporation, pursuant to the terms of that certain Agreement and Plan of Reorganization and Merger, dated as of November 3, 1999, by and among you, Vintage Acquisition, Inc., a Delaware corporation and your wholly-owned subsidiary, and OCLI (the "Merger Agreement"). As counsel to the Company and in connection with this opinion, we have examined all proceedings taken by you in connection with the registration of the Stock.

     It is our opinion that the Stock, which is being issued by you in exchange for the shares of common stock of OCLI pursuant to the Merger Agreement, when issued in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ MORRISON & FOERSTER LLP